Exhibit 10.1

QEP

EXECUTIVE DEFERRED COMPENSATION PLAN

(EFFECTIVE DECEMBER 15, 2004)

Article I

Establishment and Purpose	Page 3

Article II

Definitions	Page 3

Article III

Eligibility and Participation	Page 8

Article IV

Deferral Elections, Company Contributions, Account Valuation	Page 9

Article V

Company Contributions	Page 11

Article VI

Valuation of Accounts; Deemed Investments	Page 12

Article VII

Distribution and Withdrawals	Page 13

Article VIII

Administration	Page 15

Article IX

Amendment and Termination	Page 16

Article X

Informal Funding	Page 17

Article XI

Claims	Page 18

Article XII

General Conditions	Page 20

ARTICLE I

ESTABLISHMENT AND PURPOSE

Q. E. P. Co., Inc. (the “Company”) hereby adopts the QEP Executive Deferred Compensation Plan (the “Plan”), effective December 15, 2004 (the “Effective Date”). The purpose of the Plan is to provide each Participant with an opportunity to defer receipt of a portion of their salary, bonus, and other specified cash compensation. The Plan is not intended to meet the qualification requirements of Section 401(a) of the Code, but is intended to be an unfunded arrangement providing deferred compensation to eligible employees who are part of a select group of management or highly compensated employees of the Company within the meaning of Sections 201, 301 and 401 of ERISA. The Plan is intended to be exempt from the requirements of Parts 2, 3 and 4 of Title I of ERISA as a “top hat” plan, and to be eligible for the alternative method of compliance for reporting and disclosure available for unfunded “top hat” plans.

ARTICLE II

DEFINITIONS

2.1	Account. Account means a bookkeeping account maintained by the Company to record deferrals allocated to it by the Participant, Company Contributions (if any), Deemed Investments, distributions, and such other transactions, if any, that may be required to properly administer the Plan. An Account shall be utilized solely as a device for the measurement of the value of the Account Balance to be paid to the Participant under the Plan. The Account shall not constitute or be treated as an escrow, trust fund, or any other type of funded account for Code or ERISA purposes and amounts credited thereto shall not be considered “plan assets” for federal income tax or ERISA purposes.

2.2	Account Balance. Account Balance means, with respect to the Deferred Compensation Account or any component Account, the value of such Account as of the most recent Valuation Date.

2.3	Act. Act means the American Jobs Creation Act of 2004, as amended, and the Treasury regulations promulgated thereunder.

2.4	Allocation Election. Allocation Election means a choice by a Participant of one or more Investment Options, and the allocation among them, in which future Participant deferrals and/or existing Account Balances are Deemed Invested for purposes of determining earnings in a particular Account.

2.5	Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive benefits to which a Beneficiary is entitled in accordance with provisions of the Plan. The Participant’s spouse, if living, otherwise the Participant’s estate, shall be the Beneficiary if:

a.	the Participant has not designated a natural person or trust as Beneficiary, or

b.	the designated Beneficiary(ies) has/have all predeceased the Participant.

2.6	Business Day. A Business Day is each day on which the New York Stock Exchange is open for business.

2.7	Cause. Cause means: (a) the conviction of the Participant of a felony (including a plea of no contest or nolo contendere); (b) actions by the Participant involving moral turpitude; (c) willful failure of the Participant to comply with the directives of the Participant’s superiors; (d) chronic absenteeism of the Participant; (e) willful misconduct of the Participant resulting in damage to the Company or any of its subsidiaries or affiliated companies; or (f) the Participant’s illegal use of controlled substances.

2.8	Change in Control. With respect to any entity, a Change in Control will have occurred at the time specified for a “change of control” under Treasury regulations promulgated under the Act.

2.9	Chief Executive Officer. Chief Executive Officer means the individual who performs the functions of a Chief Executive Officer for the Company.

2.10	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.11	Company. Company means Q. E. P. Co., Inc. and its successors.

2.12	Company Contribution. Company Contribution means a credit by the Company or a Participating Employer to a Participant’s Account in accordance with the provisions of Article V of the Plan. Company Contributions are made or not made in the sole discretion of the Company, or Participating Employer, and the fact that a Company Contribution is made in one year shall not obligate the Company or a Participating Employer to continue to make such Company Contribution in subsequent years.

2.13	Company Discretionary Contribution. Company Discretionary Contribution means a Company Contribution made in the sole discretion of the Company or a Participating Employer in accordance with Section 5.1 of the Plan.

2.14	Compensation. Compensation means, for purposes of this Plan, base salary (including any deferred salary under a Code Section 401(k) or 125 plan), bonus, commission, and such other cash or equity-based compensation (if any) approved by the Plan Administrator as Compensation for purposes of this Plan. Compensation shall not include payroll deductions pursuant to any other employee benefit plan or any contract or arrangement between the Participant and the Participating Employer or any deduction required by law or court order.

2.15	Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement submitted to the Plan Administrator in which a Participant (a) makes an election to defer Compensation in accordance with Section 4.1, (b) makes an Allocation Election with respect to his or her Accounts, (c) specifies any In Service Distribution Dates and (d) specifies a Payment Schedule with respect to payments from the Plan.

a.	A Compensation Deferral Agreement remains in effect until modified in accordance with the Plan. Notwithstanding the foregoing, and subject to the provisions of Section 3.3, the Plan Administrator may modify a Participant’s Compensation Deferral Agreement at any time to conform the Compensation Deferral Agreement and the Plan to applicable law.

b.	The Compensation Deferral Agreement will consist of a form agreement prepared under the authority of the Plan Administrator. A completed Compensation Deferral Agreement, and any modifications thereto authorized under the Plan, may be submitted to the Plan Administrator in paper or electronic form, under procedures prescribed by the Plan Administrator.

c.	Notwithstanding any provision of this Plan to the contrary, a Participant may revoke or modify a Compensation Deferral Agreement intended to be effective for deferrals in calendar year 2005 within the time and in the manner specified under and to the extent necessary to comply with Treasury regulations promulgated under the Act and in accordance with rules established by the Plan Administrator.

2.16	Death Benefit. Death Benefit shall mean a distribution of the total amount of the Participant’s Deferred Compensation Account Balance, including any remaining unpaid In Service Account balances, to the Participant’s Beneficiary(ies) in accordance with Article VII of the Plan.

2.17	Deemed Investment. A Deemed Investment means the conversion of a dollar amount of deferred Compensation and Company Contributions (if any) credited to a Participant’s Deferred Compensation Account into notional shares or units or ownership (or a fraction of such measures of ownership, if applicable) of a security (e.g. mutual fund, company stock, or other investment) which is referred to by the Investment Option(s) selected by the Participant. The conversion shall occur as if shares (or units) of the designated investment were being purchased (or sold, in the case of a distribution) at the purchase price as of the close of business of the day on which the Deemed Investment occurs. At no time shall a Participant have any real or beneficial ownership in the actual security to which the Investment Option refers, irrespective of whether such a Deemed Investment is mirrored by an actual identical investment by the Company or a trustee acting on behalf of the Company.

2.18	Deferred Compensation Account. Deferred Compensation Account means the Account that records the total amount of liability of the Company to the Participant at any point in time, and includes all unpaid In Service Accounts, the Retirement/Termination Account, and any other Account maintained by the Plan Administrator (e.g. a separate Company Contribution Account) to properly administer the Plan.

2.19	Deferred Compensation Committee or “Committee”. Deferred Compensation Committee, or “Committee” means a committee comprised of [list officers or directors by title].

2.20	Disability. Disability means that a Participant is considered disabled within the meaning of Section 409A(a)(2)(C) of the Code and the Treasury regulations promulgated thereunder. The determination of the existence of a Disability shall be made by the Plan Administrator in accordance with the Act.

2.21	Disability Benefit. Disability Benefit means payment by the Participating Employer to the Participant of the Deferred Compensation Account Balance due to the Participant’s Disability. A Disability shall be paid according to the Payment Schedule applicable to the Participant’s Retirement/Termination Benefit.

2.22	Effective Date. Effective Date means December 15, 2004. The Plan is effective for Compensation earned on and after January 1, 2005.

2.23	Eligible Employee. Eligible Employee means an Employee of a Participating Employer who is part of a select group of management or highly compensated employees of the Company (which also includes for this purpose its subsidiaries and affiliated companies) within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and who is selected by the Committee to participate in the Plan.

2.24	Employee. Employee means a full-time salaried employee of a Participating Employer.

2.25	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.26	In Service Distribution. In Service Distribution means a payment by a Participating Employer to a Participant from an In Service Account on or after the In Service Distribution Date.

2.27	In Service Account. In Service Account means each Account established pursuant to Section 4.6 to identify the portion of a Participant’s Deferred Compensation Account to be paid on each In Service Distribution Date. Each In Service Account shall be credited with deferrals as specified in the Participant’s Compensation Deferral Agreements, plus earnings on Deemed Investments in accordance with such Participant’s Allocation Election. A Participant may have a maximum of three In Service Accounts with Balances greater than zero at any given time (or such other maximum amount as determined by the Plan Administrator). A single In Service Account shall be maintained with respect to each In Service Distribution Date and all elections with respect thereto (other than an Allocation Election) shall apply to the entire In Service Account Balance.

2.28	In Service Distribution Date. In Service Distribution Date means the date on which payments of an In Service Account Balance will commence in accordance with a Payment Schedule.

2.29	Investment Option. Investment Option means a notional security such as a mutual fund, life insurance policy separate account, company stock, or other investment approved by the Plan Administrator for use as part of an Investment Option menu, which a Participant may elect as a measuring device to determine Deemed Investment earnings (positive or negative) to be valued in the Participant’s Account(s). The Participant has no real or beneficial ownership in the security or other investment represented by the Investment Option.

2.30	Participant. Participant means an Eligible Employee who: (1) has elected to defer Compensation in accordance with the Plan; (2) has received a Company Contribution; or (3) has a Deferred Compensation Account Balance greater than zero, regardless of whether the Participant is employed by a Participating Employer. A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.31	Participating Employer. Participating Employer means a subsidiary or affiliate of the Company that has adopted the Plan and that assumes responsibility for payment of benefits to its employees who are Participants in accordance with the terms of the Plan. “Participating Employer” shall mean the Company and all Participating Employers when the context so requires.

2.32	Payment Schedule. Payment Schedule means the form of a benefit payment under the Plan. A Qualifying Termination Benefit or Death Benefit may be paid (a) in a lump sum between 0% and 100% of the Participant’s Deferred Compensation Account and (b) the balance, if any, in up to fifteen annual installments. An In Service Account may be paid (c) in a lump sum equal to 100% of the In Service Account Balance or (d) in annual installments from two to five years.

2.33	Performance-Based Compensation. Performance-Based Compensation means Compensation based on services performed over a period of not less than twelve months and which meets any additional requirements for “performance-based compensation” under the Act.

2.34	Plan. Plan means the QEP Executive Deferred Compensation Plan as documented herein and as may be amended from time to time hereafter.

2.35	Plan Administrator. Plan Administrator means the person or persons designated by the Chief Executive Officer of the Company. The Plan Administrator is responsible for such record keeping and other administrative responsibilities delegated to it by the Committee and as are specified under the Plan.

2.36	Plan Year. Plan Year means January 1 through December 31.

2.37	Qualifying Termination. Qualifying Termination shall mean a Separation from Service, other than for Cause, if at the time of Separation from Service a Participant has attained age 62 and has at least five (5) years of service with the Company or a Participating Employer.

2.38	Qualifying Termination Benefit. Qualifying Termination Benefit shall mean a payment by the Company or Participating Employer of the Participant’s Deferred Compensation Account Balance to the Participant in accordance with the Participant’s Payment Schedule election or as otherwise specified in Article VII of the Plan.

2.39	Retirement/Termination Account. Retirement/Termination Account shall mean, prior to the payment of a Qualifying Termination Benefit or a Termination Benefit, that portion of the Deferred Compensation Account not allocated to In Service Accounts. A Retirement/Termination Account shall be maintained as a single Account and all elections with respect thereto (other than an Allocation Election) shall apply to the entire Retirement/Termination Account Balance.

2.40	Separation from Service. Separation from Service shall mean the termination of a Participant’s employment with the Company (or Participating Employer that is the Participant’s employer), for any reason. The foregoing notwithstanding, if a Participant transfers to the employ of a Participating Employer (or the Company) immediately after (i) terminating employment with another Participating Employer (or the Company) or (ii) within 30 days following the date on which the Participant’s employer (the Company or a Participating Employer) has a Change in Control, no Separation from Service shall be deemed to have occurred for purposes of this Plan. Whether a Separation from Service has occurred will be subject to Treasury regulations promulgated under the Act.

2.41	Termination Benefit. Termination Benefit shall mean a payment by the Company or Participating Employer of the Participant’s Deferred Compensation Account Balance to the Participant on account of a Separation from Service that is not a Qualifying Termination in accordance with as specified in Article VII of the Plan.

2.42	Unforeseeable Emergency. An unforeseeable emergency is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as defined in Reg. 1.457-2(h)(4) and Treasury regulations issued under the Act. The Plan Administrator, in its sole discretion and subject to the requirements of the Act, shall determine whether a Participant has experienced an unforeseeable emergency.

2.43	Valuation Date. Valuation Date shall mean each Business Day except as specified below. A Retirement/Termination Benefit’s Valuation Date shall be the last day of the month in which the Participant’s Separation from Service occurs. However, if the Participant is a “key employee” as described in Section 7.2, the Retirement/Termination Valuation Date is the last day of the six-month period following the Participant’s Separation from Service. An In Service Distribution’s Valuation Date shall be the last day of the month in which the In Service Distribution Date occurs. The Valuation Date for a Disability Benefit shall be the last Business Day of the month in which the Plan Administrator determines that the Participant is Disabled. The Valuation Date for a Death Benefit is the last day of the month in which the Participant’s death occurs. The Valuation Date for a Change in Control is two full years from the last Business Day of the month in which the Change in Control occurs. For purposes of calculating the amount of an installment payment, the Valuation Date is the anniversary of the Valuation Date on which such installment payments commenced.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1	Eligibility and Participation. Each Eligible Employee shall be eligible to participate in this Plan. An Eligible Employee becomes a Participant upon submission of a Compensation Deferral Agreement to the Plan Administrator.

3.2	Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions subject to the terms of the Plan as long as such Participant is an Eligible Employee. A Participant who is no longer an Eligible Employee but continues to be employed by a Participating Employer may not defer Compensation but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Deferred Compensation Account. On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Compensation Deferral Account is greater than zero and during such time may continue to make Allocation Elections. An individual shall cease participation in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

3.3	Revocation of Future Participation. Notwithstanding the provisions of Section 3.2, the Committee may, in its discretion, revoke such Participant’s eligibility to make future deferrals under this Plan. Such revocation will not affect in any manner a Participant’s Deferred Compensation Account or other terms of this Plan.

3.4	Notification. Each newly Eligible Employee shall be notified by the Plan Administrator, in writing, of his or her eligibility to participate in this Plan.

ARTICLE IV

DEFERRAL ELECTIONS

4.1	Deferral Elections. A Participant shall make deferral elections by completing and submitting to the Plan Administrator the Compensation Deferral Agreement which shall specify the deferral, investment and distribution information as described in this Article IV. All Compensation deferred by a Participant under this Plan shall be 100% vested at all times.

4.2	Time of Election.

(a)	Initial Eligibility. In the case of the Plan Year in which an Employee first becomes an Eligible Employee, a Compensation Deferral Agreement that defers Compensation with respect to services to be performed in such Plan Year and subsequent to the election must be submitted to the Plan Administrator within 30 days after such Eligible Employee receives the notice described in Section 3.4.

(b)	Subsequent Plan Years. For any subsequent Plan Year, the Compensation Deferral Agreement containing the election to defer Compensation for services performed during such Plan Year must be submitted to the Plan Administrator no later than the close of the preceding Plan Year.

(c)	Performance-Based Compensation. Notwithstanding the foregoing, a Compensation Deferral Agreement containing an election to defer Performance-Based Compensation must be submitted to the Plan Administrator no later than six months prior to the end of the period in which the services are performed and in accordance with the Act.

4.3	Amount of Deferral. The deferral election under a Compensation Deferral Agreement shall designate a dollar amount or whole percentage of Compensation to be deferred. The Plan Administrator may establish a minimum or maximum deferral amount for each component of Compensation and may permit separate elections for each component of Compensation. Unless otherwise specified by the Plan Administrator in the Compensation Deferral Agreement, Participants may defer up to 50% of their base salary and up to 100% of their bonus or commission for a Plan Year.

4.4	Changes To A Deferral Election.

(a)	Right to Modify Prospectively. An election to defer Compensation applies to the Plan Year specified in the Compensation Deferral Agreement and remains in effect for each subsequent Plan Year until modified or revoked. A Participant may modify or revoke an election to defer Compensation during any enrollment period designated by the Plan Administrator. A modification or revocation of an election to defer Compensation will be effective for the following Plan Year.

(b)	Performance-Based Compensation. An election to defer Performance-Based Compensation applies to the service period specified in the Compensation Deferral Agreement and remains in effect for future Performance-Based Compensation until modified or revoked during an enrollment period designated by the Plan Administrator. A modification or revocation will apply prospectively to the Performance-Based Compensation described in the enrollment materials.

(c)	Unforeseeable Emergency. A Participant may revoke an election to defer Compensation during the Plan Year in which such Compensation is earned (or, in the case of Performance-Based Compensation, after the deadline specified in the enrollment materials) only in the case of an Unforeseeable Emergency and with the consent of the Plan Administrator which it may or may not give in its sole discretion.

4.5	Allocation Elections. A Participant’s deferral election may also specify the Investment Options in which deferrals will be deemed to be invested in accordance with Section 6.2.

4.6	In Service Distributions.

a)	Initial Election. A Participant’s Compensation Deferral Agreement may designate In Service Distribution Date(s). The Plan Administrator shall create an In Service Account for each In Service Distribution Date to be credited with the portion of deferred Compensation designated under the Compensation Deferral Agreement. In order for any portion of a deferral to be credited to an In Service Account, the In Service Distribution Date must be specified no later than the applicable submission deadline described in Section 4.2 for the Deferred Compensation Agreement under which the deferral is made. Any portion of a deferral not designated for an In Service Distribution will be credited to the Retirement/Termination Account.

(b)	Modification. A Participant may change or cancel an In Service Distribution Date, as follows:

(i)	An existing In Service Distribution Date may be changed so long as the date that such modification is submitted to the Plan Administrator is at least twelve (12) months prior to the existing In Service Distribution Date. Any modification of a Payment Schedule made within twelve (12) months of the In Service Distribution Date shall be null and void, and the most recent Payment Schedule dated at least twelve (12) months prior to the In Service Distribution Date shall be deemed to be in effect.

(ii)	The first payment under the modified In Service Distribution Date must occur at least five years after the date such payment would have been made absent the modification. In Service Distribution Dates may not be accelerated.

(iii)	An election to change an In Service Distribution Date is specific to the In Service Account to which it refers, and shall not affect other In Service Accounts (except to the extent the change results in two In Service Accounts with the same In Service Distribution Date, in which case the Accounts are merged) or the ability of the Participant to designate new In Service Distribution Dates with respect to future Compensation deferrals.

(iv)	The modification of an In Service Distribution Date shall be subject to such further Treasury regulations as are promulgated under the Act.

4.7	Payment Schedule. A Compensation Deferral Agreement may specify the Payment Schedule for a Participant’s In Service Distribution(s), Death Benefit, and Qualifying Termination Benefit. If no designation is in effect, a distribution will be made in a single lump sum.

(a)	Modification—Qualifying Termination Benefit and Death Benefit. A Participant may modify his or her Qualifying Termination Benefit or Death Benefit Payment Schedule, provided (i) such election is made at least twelve (12) months prior to the date the Participant incurs a Separation from Service (or dies, as applicable) and the date the first payment is scheduled to be made, (ii) the time period during which payments are made is not reduced, and (iii) with respect to the Qualifying Termination Benefit, the payment (or first payment, in the case of installment payments) with respect to which such election is made is deferred for a period of not less than five years from the date such payment would otherwise have been made. Any modification of a Payment Schedule made within twelve (12) months of a Separation from Service (or Participant’s death) shall be null and void, and the most recent Payment Schedule dated at least twelve (12) months prior to the Separation from Service (or Participant’s death) shall be deemed to be in effect.

ARTICLE V

COMPANY CONTRIBUTIONS

5.1	Company Make-Up Contribution. The Company will credit a Participant’s Retirement/Termination Account at the end of each Plan Year in an amount (if any) equal to (i) minus (ii) where: (i) equals the amount of the Company matching contribution to the Participant’s account in the Company-sponsored Code Section 401(k) plan (“401(k) plan”) that would have been made by the Company during the 401(k) plan year that corresponds to this Plan’s Plan Year if such Participant’s “Compensation” (for 401(k) plan purposes) had not been reduced because of deferrals into this Plan; and (ii) equals the actual amount of the Company matching contribution to the 401(k) plan for such Participant during such plan year. The amount of the Company Make-Up Contribution will be determined by the Plan Administrator in its sole and absolute discretion.

5.2	Vesting. The Company Contributions in Section 5.1 above, and the Deemed Investment earnings thereon, shall vest in accordance with vesting schedule that applies to company matching contributions in the Company-sponsored Code Section 401(k) plan, unless a separate vesting schedule is determined by the Committee. The foregoing provisions concerning vesting of Company Contributions notwithstanding, and subject to the requirements of Treasury regulations promulgated under the Act, all Company Contributions shall become 100% vested upon the occurrence of the earliest of: (a) Retirement; (b) death of the Participant; (c) Disability of the Participant; and (d) Change in Control.

5.3	Company Discretionary Contributions and Vesting. Each Participating Employer may, in its sole and absolute discretion, make Company Discretionary Contributions to one, some, or all Participant(s) by crediting to such Participants’ Retirement/Termination Accounts with an amount determined in the sole and absolute discretion of such Participating Employer. A Company Discretionary Contribution may be made at any time during the Plan Year. A Participating Employer shall be under no obligation to make Company Discretionary Contributions unless it so obligates itself under an employment agreement or other agreement. The Plan Administrator shall communicate the vesting schedule applicable to each Company Discretionary Contribution. In the absence of such communication, all Company Discretionary Contributions shall vest at the end of the Plan Year following the Plan Year during which the Company Discretionary Contribution was credited to the Participant’s account.

ARTICLE VI

Valuation of Accounts; Deemed Investments

6.1	Valuation. The valuation of a Participant’s Accounts will be adjusted as of each Valuation Date to reflect deferrals, earnings and losses on Deemed Investments and distributions since the previous Valuation Date. Valuation of Accounts shall be performed under procedures approved by the Plan Administrator. Deferrals pertaining to base salary shall be deducted on a proportionate basis from each paycheck the Participant receives during the Plan Year and credited to the Participant’s Accounts as of the date such Compensation would have otherwise been paid. Deferrals pertaining to other forms of Compensation shall be credited to the Participant’s Accounts as of the day such Compensation otherwise would have been paid.

6.2	Allocation Elections. Participants may make an Allocation Election pursuant to which their Accounts will be credited with earnings and losses on Deemed Investments. A Participant may make a new Allocation Election with respect to future deferrals or current Account Balances (or both), provided that such new allocations shall be in increments of one percent (1%) and apply to the entire Account Balance. Subject to restrictions on the timing and number of permitted changes to Allocation Elections within certain time periods (if any) established by the Plan Administrator, new Allocation Elections may be made on any Business Day, and will become effective on the same Business Day or, in the case of Allocation Elections received after a cut-off time established by the Plan Administrator, the following Business Day. All deferrals shall be credited to the appropriate Account and a Deemed Investment shall be made in the investment(s) represented by the Investment Option(s) elected by the Participant as of the close of business on the deferral date or as otherwise provided by the Plan Administrator.

6.3	Investment Options. Deemed Investments shall consist of a menu of Investment Options provided by the Committee. Investment Options do not represent actual ownership of, nor ownership rights in or to, the securities or other investments to which the Investment Options refer. The Committee, in its sole discretion, shall be permitted to add or remove Investment Options provided that any such additions or removals of Investment Options shall not be effective with respect to any period prior to the effective date of such change. Any portion of an Account or new deferrals which has not been allocated or which cannot be allocated under a Participants Allocation Election shall be deemed to be invested in a default Investment Option specified by the Plan Administrator. Such Investment Option shall have, as its primary objective, the preservation of capital.

6.4	Company Investments. Notwithstanding anything in this section to the contrary, the Committee shall have the sole and exclusive authority to invest any or all amounts deferred in any manner, regardless of any Allocation Elections by any Participant. A Participant’s Allocation Election and Deemed Investments shall be used solely for purposes of determining the value of such Participant’s Account Balances and the amount of the corresponding liability of the Participating Employer in accordance with this Plan.

ARTICLE VII

DISTRIBUTIONS AND WITHDRAWALS

7.1	In Service Distributions.

(a)	Each In Service Distribution shall be paid in accordance with the Payment Schedule election made with respect thereto, beginning as soon as administratively practicable following the Valuation Date. In the event a Participant has elected installment payments for an In Service Distribution, the installment payments shall be determined as set forth in Section 7.3 of the Plan.

(b)	Notwithstanding a Participant’s election to receive an In Service Distribution, all In Service Account Balances shall be distributable as part of a Disability or Death Benefit if the triggering date for such Benefit occurs prior to the completion of payment(s) elected in connection with any In Service Distribution Date.

7.2	Qualifying Termination Benefit Distribution. In the event that a Participant experiences a Qualifying Termination, the Qualifying Termination Benefit will be paid to such Participant in accordance with such Participant’s Qualifying Termination Benefit Payment Schedule election. The Qualifying Termination Benefit will be paid (or the first payment will be made) by the Company or Participating Employer as soon as administratively practicable following the Valuation Date. In the event that a Participant is rehired by the Company or a Participating Employer at a time when such Participant has a balance in his or her Deferred Compensation Account, any payments that would otherwise be payable to such Participant under the form of payment in effect as of the date of rehire shall be suspended. A Participant whose payments are suspended will again become entitled to receive payments in accordance with the Plan upon his or her subsequent Separation from Service. Such subsequent payments will be made in the form in effect prior to the Participant’s rehire date unless the Participant modifies the form of payment as provided in Section 4.6. In the case of a Participant who is a “key employee” (as defined in Section 409A(a)(2)(B) of the Code) of a corporation, any stock of which is publicly traded on an established securities market or otherwise, the Participant’s Qualifying Termination Benefit will commence as of the last day of the month following the date which is six months after such Participant’s Separation from Service.

7.3	Termination Benefit. In the event that a Participant experiences a Separation from Service which is not a Qualifying Termination, the Termination Benefit will be paid to such Participant in a single lump sum by the Company or Participating Employer as soon as administratively practicable following the Valuation Date. In the case of a Participant who is a “key employee” (as defined in Section 409A(a)(2)(B) of the Code) of a corporation, any stock of which is publicly traded on an established securities market or otherwise, the Participant’s Qualifying Termination Benefit will commence as of the last day of the month following the date which is six months after such Participant’s Separation from Service.

7.4	Installment Payments. If the Participant has elected installment payments for such Participant’s Qualifying Termination Benefit distribution or an In Service Distribution, annual cash payments will be made beginning as soon as administratively practicable following the applicable Valuation Date, or, in the event of a partial lump sum election, following the first anniversary of the partial lump sum payment made following Separation from Service. Such payments shall continue annually on or about the anniversary of the previous installment payment until the number of installment payments elected has been paid. The installment payment amount shall be determined annually as the result of a calculation, performed on the Valuation Date, where (i) is divided by (ii):

(i)	equals the value of the applicable Account on the Valuation Date; and

(ii)	equals the remaining number of installment payments.

7.5	Small Account Balance Lump Sum Payment. Anything to the contrary in this Plan notwithstanding, in the event that a Participant’s Retirement/Termination Account Balance is less than $25,000 or a Participant’s In Service Account Balance is less than $5,000 on the applicable Valuation Date, the In Service Distribution or Qualifying Termination Benefit, as applicable, shall be paid in a single lump sum and any form of payment election to the contrary shall be null and void. This Section 7.5 shall be effective only if such lump sum payment does not constitute an “acceleration” of a payment under the Act.

7.6	Disability Benefit. The Company or Participating Employer shall pay the Disability Benefit as soon as administratively practicable following the Valuation Date.

7.7	Death Benefit. In the event of a Participant’s death before the complete distribution of his or her Deferred Compensation Account, such Participant’s Beneficiary, named on the most recently filed Beneficiary Designation Form, shall be paid a Death Benefit in the amount of the remaining Deferred Compensation Account Balance as of the Valuation Date in accordance with the Death Benefit Payment Schedule election beginning as soon as practicable following the end of the month in which the Participant’s death occurred. A Death Benefit shall conform to the requirements of the Act in order to avoid an “acceleration” of a payment.

7.8	Unforeseeable Emergency. A Participant may request, in writing to the Plan Administrator, a withdrawal from his or her Deferred Compensation Account if the Participant experiences an “unforeseeable emergency”. Withdrawals of amounts because of an unforeseeable emergency are limited to the extent reasonably needed to satisfy the emergency need, which cannot be met with other resources of the Participant. The amount of such withdrawal shall be subtracted first from the vested portion of the Participant’s Retirement/Termination Account until depleted and then from the In Service Distribution Accounts (if any) beginning with the Account with the latest In Service Distribution Date. Values for purposes of determining the source of the withdrawal this Section shall be determined on the date the Plan Administrator approves the amount of the unforeseeable emergency withdrawal, or such other date determined by the Plan Administrator.

7.9	Court Order. Subject to Treasury regulations promulgated under the Act and the principles set forth in Revenue Ruling 2002-22 (I.R.B.849 (May 13, 2002)), the Plan Administrator shall segregate a Participant’s Accounts to reflect a judgment or court order entered with respect to a division of assets between a Participant and his or her spouse or dependents incident to a divorce (collectively, “alternate payees”). Such segregation shall be limited to the Participant’s vested Account Balance. Upon segregation of Accounts, the alternate payee(s) will be treated as Beneficiaries and payments to such alternate payees shall be made as if the alternate payees had assumed all of the rights of a Beneficiary with respect to such segregated Accounts. The Plan Administrator may establish additional procedures for the administration of a court order pursuant to this Section 7.9 as it deems necessary to effect the purposes set forth herein.

7.10	Change in Control. In the event a Participant’s employer (the Company or a Participating Employer) incurs a Change in Control, such Participant shall receive his or her Deferred Compensation Account Balance as of the Valuation Date in a single lump sum paid as soon as administratively practicable following the Valuation Date provided the Participant does not again become an Employee of the Company or another Participating Employer within 30 days of the Change in Control. However, if permitted under the Act, Participants may elect to modify the Payment Schedule with respect to a payment in the event of a Change in Control, in accordance with the same restrictions provided for changes to Payment Schedule elections for the Retirement/Termination Benefit in Section 4.7 (a). If not so permitted under the Act, then the payment shall be made in a single lump sum.

ARTICLE VIII

ADMINISTRATION

8.1	Plan Administration. This Plan shall be administered by the Plan Administrator, which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Plan Administrator and resolved in accordance with the claims procedures in Article XII.

8.2	Withholding. The Employer shall have the right to withhold from any payment made under the Plan (or any amount deferred into the Plan) any taxes required by law to be withheld in respect of such payment (or deferral).

8.3	Indemnification. The Company shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which is delegated duties, responsibilities, and authority with respect to administration of the Plan, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

8.4	Expenses. The expenses of administering the Plan shall be paid by the Company.

8.5	Delegation of Authority. In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be legal counsel to the Company.

8.6	Binding Decisions or Actions. The decision or action of the Plan Administrator in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1	Amendment and Termination. The Plan is intended to be permanent, but the Committee may at any time modify, amend, or terminate the Plan, provided that such modification, amendment or termination shall not cancel, reduce, or otherwise adversely affect the amount of benefits of any Participant accrued (and any form of payment elected) as of the date of any such modification, amendment, or termination, without the consent of the Participant. A termination of the Plan shall not, by itself, result in payments to Participants under the Plan, except to the extent permitted in regulations promulgated under the Act. Unless distributions are otherwise permissible under such regulations, payments to Participants shall be made at the times specified in a Participant’s Compensation Deferral Agreements, subject to the terms of the Plan applicable to such Agreements prior to the Plan’s termination.

9.2	Adverse Income Tax Determination. Notwithstanding anything to the contrary in the Plan, if any Participant receives a deficiency notice from the United States Internal Revenue Service asserting constructive receipt of amounts payable under the Plan, Company contributions, and/or the investment earnings attributed thereto due to any Participant withdrawal right or other Plan provision, the Committee, in its sole discretion, may declare null and void any Plan provision with respect to affected Participants that causes such Participant to be in constructive receipt of income. In addition, it is intended that this Plan comply with all provisions of the Code, regulations and rulings in effect from time to time regarding the permissible deferral of compensation and taxes thereon. If the laws of the United States or of any relevant state are amended or construed in such a way as to make this Plan (or its intended deferral of compensation and taxes) in whole or in part void, then the Deferred Compensation Committee, in its sole discretion, may give effect to the Plan in such a manner as it deems will best carry out the purposes and intentions of this Plan. Nothing in this Section 9.2 shall be construed to limit the Plan Administrator or Committee’s authority under applicable law to take any such action as may be necessary to accomplish the objective of the Plan to defer the recognition of compensation in connection with the taxation of income.

ARTICLE X

INFORMAL FUNDING

10.1	General Assets. All benefits in respect of a Participant under this Plan shall be paid directly from the general funds of the Employer, or a Rabbi Trust created by the Company and funded by the Employers for the purpose of informally funding the Plan, and other than such Rabbi Trust, if created, no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in or to any investments which an Employer may make to aid the Employer in meeting its obligation hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Employer or any if its subsidiaries or affiliated companies and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments from the Employer hereunder, such rights are no greater than the right of an unsecured general creditor of the Employer.

10.2	Rabbi Trust. The Company may, at its sole discretion, establish a grantor trust, commonly known as a Rabbi Trust, as a vehicle for accumulating the assets needed to pay the promised benefit, but the Company shall be under no obligation to establish any such trust or any other informal funding vehicle.

ARTICLE XI

CLAIMS

11.1	Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed with the Plan Administrator which shall make all determinations concerning such claim. Any decision by the Plan Administrator denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (‘Claimant’).

(a)	In General. Notice of a denial of benefits (other than Disability benefits) will be provided within 90 days of the Plan Administrator’s receipt of the Claimant’s claim for benefits. If the Plan Administrator determines that it needs additional time to review the claim, the Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Plan Administrator expects to make a decision.

(b)	Disability Benefits. Notice of denial of Disability benefits will be provided within 45 days of the Plan Administrator’s receipt of the Claimant’s claim for Disability benefits. If the Plan Administrator determines that it needs additional time to review the Disability claim, the Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial 45-day period. If the Plan Administrator determines that a decision cannot be made within the first extension period due to matters beyond the control of the Plan Administrator, the time period for making a determination may be further extended for an additional 30 days. If such an additional extension is necessary, the Plan Administrator shall notify the Claimant prior to the expiration of the initial 30-day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Plan Administrator expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of 45 days to submit any necessary additional information to the Plan Administrator. In the event that a 30-day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

(c)	Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall (1) cite the pertinent provisions of the Plan document and (2) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review. In the case of a complete or partial denial of a

Disability benefit claim, the notice shall provide a statement that the Plan Administrator will provide to the Claimant, upon request and free of charge, a copy of any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the decision.

11.2	Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with the Committee. A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information (1) was relied upon in making a benefits determination, (2) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (3) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)	In General. Appeal of a denied benefits claim (other than a Disability benefits claim) must be filed in writing with the Committee no later than sixty (60) days after receipt of the written notification of such claim denial. The Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)	Disability Benefits. Appeal of a denied Disability benefits claim must be filed in writing with the Committee no later than one hundred eighty (180) days after receipt of the written notification of such claim denial. The review shall be conducted by the Committee (exclusive of the person who made the initial adverse decision or such person’s subordinate). In reviewing the appeal, the Committee shall (1) not afford deference to the initial denial of the claim, (2) consult a medical professional who has appropriate training and experience in the field of medicine relating to the Claimant’s disability and who was neither consulted as part of the initial denial nor is the subordinate of such individual and (3) identify the medical or vocational experts whose advice was obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decision. The Committee shall make its decision regarding the merits of the denied claim within 45 days following receipt of the appeal (or within 90 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Committee shall render a decision on its review of the denied claim.

(c)	Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.

(1)	The decision on review shall set forth (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(2)	For the denial of a Disability benefit, the notice will also include a statement that the Committee will provide, upon request and free of charge, (i) any internal rule, guideline, protocol or other similar criterion relied upon in making the decision, (ii) any medical opinion relied upon to make the decision and (iii) the required statement under Section 2560.503-1(j)(5)(iii) of the Department of Labor regulations.

11.3	Legal Action. A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

11.4	Discretion of Committee. All interpretations, determinations and decisions of the Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

ARTICLE XII

GENERAL CONDITIONS

12.1	Anti-assignment Rule. Except to the extent provided in Section 7.9, no interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary.

12.2	No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company or any of its subsidiaries or affiliated companies. The right and power of the Company (or any of its subsidiaries or affiliated companies that is the Employee’s employer) to dismiss or discharge an Employee is expressly reserved.

12.3	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and the Company or any of its subsidiaries or affiliated companies.

12.4	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

12.5	Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan Administrator may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

12.6	Governing Law. To the extent not preempted by ERISA, the laws of the State of Florida shall govern the construction and administration of the Plan.

SIGNATURES ON NEXT PAGE

IN WITNESS WHEREOF, the Company has caused this Plan to be adopted, effective as of December 15, 2004.

Q. E. P. Co., Inc.

By:	/s/ Marc Applebaum
Its:	Senior Vice President, Chief Financial Officer

ATTEST:	/s/ Paula Siegel

Participating Employers (SEE SCHEDULE A)